EXHIBIT 10.09


March 19, 1996

Mr. Richard Rose
Vice President and Chief Financial Officer
Penril DataComm Networks, Inc.
1300 Quince Orchard Blvd.
Gaithersburg,  MD 20878

Dear Rick:

        The following updates my letter of January 18, 1995 concerning our understanding regarding the possible sale of Penril DataComm
Networks, Inc. and is effective for one year from the date hereof
("Anniversary Date").

        This understanding will automatically renew on the Anniversary Date, as long as you continue as an employee of Penril, unless either party gives written notice to the other sixty (60) days prior to the Anniversary Date. As you know, Penril DataComm Networks, Inc. is not actively solicity buyers for the company.

        If Penril DataComm Networks, Inc. is sold with your assistance and support and if you agree to remain under the new ownership for a period of at least one year in your current or similar position, then Penril will:

        Guarantee the payment of that year's salary at your then current rate. In addition, Penril will pay you a bonus of $150,000. Payment of the bonus will be made within sixty (60) days after the transaction closes.

        Additionally, Penril has guaranteed you a performance bonus of $50,000 for calendar 1996. If the company is sold prior to December 31, 1996 we will prorate the bonus accordingly.

                                        Sincerely,

                                        \s\Henry D. Epstein
                                        --------------------
Accepted:

\s\R.D.Rose
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Richard Rose